EXHIBIT 10.1

EXECUTIVE EMPLOYMENT AGREEMENT

THIS EXECUTIVE EMPLOYMENT AGREEMENT (this “Agreement”), is made as of June 1, 2018, by and between Tenax Therapeutics, Inc., a Delaware corporation, with its principal place of business in North Carolina (the “Company”), and Anthony A. DiTonno (the “Executive”).

W I T N E S S E T H:

WHEREAS, the Company desires to employ the Executive as its Chief Executive Officer and provide adequate assurances to the Executive and the Executive desires to accept such employment on the terms set forth below.

NOW, THEREFORE, in consideration of the foregoing, of the mutual promises herein, and of other good and valuable consideration, the receipt and sufficiency of which the parties acknowledge, the Company and the Executive agree as follows:

1. Employment. Effective as of June 1, 2018 (the “Effective Date”), the Company hereby employs the Executive and the Executive hereby accepts employment as Chief Executive Officer of the Company upon the terms and conditions of this Agreement.

2. Duties. The Executive will have such authority, and will faithfully perform all of the duties, normally associated with the position of Chief Executive Officer, including but not limited to all duties set forth in this Agreement, and all additional duties consistent with such position that are reasonably prescribed from time to time by the Board of Directors of the Company (the “Board”). The Executive shall devote such business time and attention as reasonably necessary to perform his duties and responsibilities on behalf of the Company and in furtherance of its best interests; provided, however, that he, subject to his obligations hereunder, shall be permitted to make personal investments, perform reasonable volunteer services and serve on the boards of directors (or similar governing bodies) of nonprofit entities and/or for profit entities that are not in competition with the Company. The Executive shall comply with all Company policies, standards, rules and regulations (the “Company Policies”) as may exist from time-to-time and all applicable government laws, rules and regulations that are now or hereafter in effect.

3. Term. Unless earlier terminated as provided herein, the initial term of this Agreement shall commence on the Effective Date and shall continue until the one-year anniversary of the Effective Date (the “Initial Term”). After the Initial Term, this Agreement shall automatically renew for successive one-year terms on the same terms and conditions set forth herein unless: (a) earlier terminated or amended as provided herein; or (b) either party gives the other written notice of non-renewal at least ninety (90) days prior to the end of the Initial Term or any renewal term of this Agreement, in which case, this Agreement shall terminate on the expiration of the then-current Term. The Initial Term of this Agreement and all applicable renewals thereof are referred to herein as the “Term.”

4. Compensation. During the Term, as compensation for the services rendered by the Executive under this Agreement, the Executive shall be entitled to receive the following (all payments are subject to applicable withholdings):

(a) Base Salary. The Executive shall receive an annual salary of Four Hundred Thirty Thousand Dollars and 00/100 Dollars ($430,000.00) (less applicable withholdings) (“Base Salary”) payable in accordance with the payroll policies of the Company as such policies may exist from time to time or as otherwise agreed upon by the parties. The Board shall review, on an annual basis, the Executive’s salary and may increase or decrease such salary as the Board deems appropriate; provided, however, that any decrease shall only be effective if it is a result of an across-the-board decrease affecting all senior executives as a group.

(b) Bonuses. Each fiscal year during the Term, the Executive shall be entitled to an annual bonus the amount of which is based on percentage achievement of annual goals set by the Company, after consultation with the Executive, at the beginning of each fiscal year for such fiscal year (“Annual Bonus”), which achievement shall be determined as of the last day of such fiscal year. If the Executive achieves one hundred percent (100%) of the annual goals, the Annual Bonus shall be fifty percent (50%) of his Base Salary (“Target Bonus”). There is no cap on the Annual Bonus for exceeding one hundred percent (100%) of annual goals; for example, an achievement of two hundred percent (200%) of annual goals would result in an Annual Bonus equal to one hundred percent (100%) of his Base Salary. The Annual Bonus shall be paid in accordance with the Company’s regular bonus payment procedures, and, in all events, will be paid no later than sixty (60) days following the end of the fiscal year in which the Annual Bonus was earned. Except as otherwise set forth in Section 5(d)(ii)(C), in order to be eligible to receive the Annual Bonus, the Executive must be employed by the Company on the last day of the fiscal year in which the Annual Bonus was earned.

(c) Benefits. The Executive shall be entitled to receive those benefits provided from time to time to other executive employees of the Company, in accordance with the terms and conditions of the applicable plan documents, provided that the Executive meets the eligibility requirements thereof. All such benefits are subject to amendment or termination from time to time by the Company without the consent of the Executive or any other employee of the Company.

(d) Business Expenses. The Company shall pay, or reimburse the Executive for, all reasonable expenses incurred by the Executive directly related to conduct of the business of the Company; provided that the Executive complies with the Company’s policies for the reimbursement or advancement of business expenses that are now or hereafter in effect. The Company shall provide such payments or reimbursements within thirty (30) days following the Executive’s incurrence of the expense.

(e) Option Award. The Board has approved a [nonstatutory] stock option entitling the Executive to purchase up to 50,000 shares of Company Common Stock (the “Option”) at the fair market value as of the date of grant as determined by the Board in its sole discretion. The terms and conditions, including vesting, for the Option will be set forth in a [Nonstatutory] Stock Option Agreement between the Executive and the Company in the form set forth on Exhibit A.

(f) Relocation Expenses. The Company shall pay, or reimburse the Executive for, all reasonable relocation expenses incurred by the Executive directly related to his relocation to North Carolina, up to $30,000 (“Relocation Expenses”). If the Executive is terminated for Cause, or leaves the Company without Good Reason, within twelve (12) months of the Effective Date, the Executive must repay the costs of Relocation Expenses paid on his behalf prior to his termination date. If the Executive becomes obligated to repay the Relocation Expenses to the Company, the Executive hereby authorizes the Company to deduct the Relocation Expenses from any paycheck owed to the Executive. The Company shall provide such payments or reimbursements within thirty (30) days following the Executive’s incurrence of the expense.

5. Termination and Obligations of the Company upon Termination. This Agreement and the Executive’s employment by the Company shall or may be terminated, as the case may be, as set forth below.

(a) Termination upon Expiration of the Term. This Agreement and the Executive’s employment by the Company shall terminate upon the expiration of the Term.

(b) Termination by the Executive. The Executive may terminate this Agreement and his employment with the Company as follows:

(i) Voluntary Resignation. For any reason other than Good Reason thirty (30) days after written notice of the Executive’s resignation is received by the Company (“Voluntary Resignation”).

(ii) For Good Reason. For purposes of this Agreement, the Executive’s termination of his employment will be deemed to have been for “Good Reason” if the Executive resigns within six (6) months after any of the following conditions having arisen without his prior written consent and after having given the Company written notice of the existence of such condition within ninety (90) days of the Executive’s knowledge of the existence of the condition and providing the Company with thirty (30) days to remedy the condition:

(A)
a material diminution in the Executive’s base salary;

(B)
a material diminution in the Executive’s authority, duties, or responsibility by the assignment to him of authority, duties, or responsibilities materially inconsistent with his position as Chief Executive Officer;

(C)
the Executive’s place of employment is relocated by more than fifty (50) miles; or

(D)
any breach by the Company of any material provision of this Agreement or any other written agreement with the Executive.

(c) Termination by the Company. The Company may terminate this Agreement and the Executive’s employment by the Company immediately upon written notice to the Executive (or his personal representative):

(i) Without Cause. At any time and for any reason other than reasons set forth in Sections 5(c)(ii) (Death), (iii) (Disability) or (iv) (Cause) (“Without Cause”);

(ii) Death. Upon the death of the Executive, in which case this Agreement shall terminate immediately; provided that, such termination shall not prejudice any benefits payable to the Executive’s spouse or beneficiaries which are fully vested as of the date of death (“Death”);

(iii) Disability. If the Executive is “permanently disabled” (as defined herein), in which case this Agreement shall terminate immediately; provided that, such termination shall not prejudice any benefits payable to the Executive, the Executive’s spouse or beneficiaries which are fully vested as of the date of the termination of this Agreement. For purposes of this Agreement, the Executive shall be considered “permanently disabled” when a qualified medical doctor mutually acceptable to the Company and the Executive or the Executive’s personal representative shall have certified in writing that the Executive has been unable, because of a medically determinable physical or mental disability, to perform substantially all of the Executive’s duties, with or without a reasonable accommodation, for more than one hundred eighty (180) calendar days measured from the last full day of work (“Disability”);

(iv) For “Cause”. The term “Cause”, as used herein, shall mean:

(A)
Any willful material breach of the terms of this Agreement, or of any other written agreement with the Executive, by the Executive, which breach is not cured by the Executive within thirty (30) days after the Company provides the Executive with written notice specifying the nature of such breach;

(B)
The Executive’s material misappropriation of the Company’s tangible or intangible property, or material and intentional breach of the Confidentiality Agreement (provided, however, that for this purpose, the Executive will not be deemed to have breached the Confidentiality Agreement in connection with any disclosure made pursuant to a court order, subpoena or other legal obligation);

(C)
The Executive’s material failure to comply with the Company Policies or any other reasonable policies and/or directives of the Board, which failure is not cured by the Executive within thirty (30) days after the Company provides the Executive with written notice specifying the nature of such failure;

(D)
The Executive’s abuse of illegal drugs or any illegal substance, or the Executive’s abuse of alcohol in any manner that materially interferes with the performance of the Executive’s duties under this Agreement;

(E)
Any dishonest or illegal action (including, without limitation, embezzlement) by the Executive which is detrimental to the interest and well-being of the Company, including, without limitation, harm to its reputation; or

(F)
The Executive’s failure to disclose any conflict of interest known to the Executive that the Executive may have with the Company in a transaction between the Company and any third party which failure is detrimental to the interest and well-being of the Company.

(d) Obligations upon Termination.

(i) Upon the termination of this Agreement and the Executive’s employment with the Company pursuant to the expiration of the Term following the Executive’s notice of non-renewal pursuant to Section 3, by the Executive pursuant to Section 5(b)(i) (Voluntary Resignation), or by the Company pursuant to Section 5(c)(ii) (Death), (iii) (Disability) or (iv) (Cause), the Company shall have no further obligations hereunder other than the payment of all compensation and other benefits payable to the Executive (or his estate or heirs) through the date of such termination in accordance with the Company’s normal payroll cycle and terms of the applicable benefit plans and programs in existence at the time the Executive’s employment is terminated.

(ii) Upon termination of this Agreement and the Executive’s employment with the Company by the Company pursuant to Section 5(c)(i) (Without Cause), upon expiration of the Term following the Company’s notice of non-renewal pursuant to Section 3, or by the Executive pursuant to Section 5(b)(ii) (Good Reason), the Executive shall be entitled to the following, with those benefits described in Sections 5(d)(ii)(B), (C) and (D) specifically conditioned upon Executive’s execution and nonrevocation of a valid release under Section 6 and compliance with his obligations under Section 7:

(A)
payment of all compensation and other benefits payable to the Executive through the date of such termination in accordance with the Company’s normal payroll cycle and terms of the applicable benefit plans and programs in existence at the time the Executive’s employment is terminated;

(B)
payment of an amount equal to twelve (12) months of his then current Base Salary (less applicable withholdings), payable in a lump sum on the sixtieth (60th) day following the date of the Executive’s separation from service (the “Severance Payment Date”);

(C)
a lump sum payment in an amount equal to the Target Bonus for the fiscal year in which such termination occurred, multiplied by a fraction, the numerator of which is the number of days during which the Executive was employed by the Company in the fiscal year of his termination and the denominator of which is 365 (less applicable withholdings), with such payment to be made on the Severance Payment Date; and

(D)
reimbursement for premium payments the Executive makes under the Consolidated Budget Reconciliation Act (“COBRA”) to continue the Executive and, if applicable, the Executive’s family’s health insurance coverage under the Company’s group health insurance plan for twelve (12) months from the date of termination. Reimbursements for COBRA premium payments shall begin on the Severance Payment Date and shall be made as soon as possible following the Executive’s submission to the Company of proof of timely payments, but not later than thirty (30) days after the Executive’s submission of proof of timely payments; provided, however, all such claims for reimbursement shall be submitted by the Executive and paid by the Company no later than fifteen (15) months following the termination of the Executive’s employment. Any obligation for the Company to make payments for COBRA reimbursement under this Agreement shall immediately cease when the Executive becomes eligible for health insurance from a subsequent employer, and the Executive shall promptly notify the Company of such subsequent eligibility. If the Executive desires COBRA coverage, the Executive shall bear full responsibility for applying for COBRA coverage and nothing herein shall constitute a guarantee of COBRA benefits. Under no circumstances will the Executive be entitled to a cash payment or other benefit in lieu of reimbursements for the actual costs of premiums for COBRA continuation hereunder. The amount of expenses eligible for reimbursement during any calendar year shall not be affected by the amount of expenses eligible for reimbursement in any other calendar year.

6. Release of Claims. Notwithstanding any provision of this Agreement to the contrary (other than the last sentence of this Section 6), the Company’s obligation to provide the payments and benefits under Section 5(d)(ii)(B),(C) and (D) of this Agreement is conditioned upon the Executive’s execution and non-revocation of an enforceable release of claims and his compliance with his obligations under Section 7 of this Agreement. If the Executive chooses not to execute such a release, timely revokes his execution of the release, or fails to comply with his obligations under Section 7 of this Agreement, then the Company’s obligation to compensate him ceases upon the termination of his employment except as to amounts due at the time pursuant to Section 5(d)(ii)(A). The Company shall provide the release of claims to the Executive within seven (7) days of his separation from service, and the Executive must execute it within the time period specified in the release (which shall not be longer than forty five (45) days from the date of receipt). Such release shall not be effective until any applicable revocation period has expired.

7. Confidential Information and Competitive Business Activities. [The Executive acknowledges that by virtue of his employment and position with the Company, he has or will have access to confidential information of the Company, including valuable information about its business operations and entities with which it does business in various locations, and has developed or will develop relationships with parties with whom it does business in various locations. The Executive also acknowledges that the confidential information and competitive business activities provisions set forth in the Employee Non-Disclosure, Invention Assignment Agreement executed by the Executive, Effective June 1, 2018 (the “Confidentiality Agreement”), are reasonably necessary to protect the Company’s legitimate business interests, are reasonable as to the time, territory and scope of activities which are restricted, do not interfere with public policy or public interest and are described with sufficient accuracy and definiteness to enable him to understand the scope of the restrictions imposed on him. The Executive acknowledges that his failure to abide by the provisions set forth in the Confidentiality Agreement would cause irreparable harm to the Company for which legal remedies would be inadequate. Therefore, in addition to any legal or other relief to which the Company may be entitled by virtue of the Executive’s failure to abide by the provisions set forth in the Confidentiality Agreement: (i) the Company will be released of its obligations under this Agreement to make any post-termination payments; (ii) the Company may seek legal and equitable relief, including but not limited to preliminary and permanent injunctive relief, for the Executive’s actual or threatened failure to abide by these provisions; (iii) the Executive will return all post-termination payments received pursuant to this Agreement; and (iv) the Executive will indemnify the Company for all reasonable and documented expenses, including attorneys’ fees, incurred by it in successfully enforcing these provisions. In the event that the Company exercises its right to discontinue payments under this provision and/or the Executive returns all post-termination payments received pursuant to this Agreement, the Executive shall remain obligated to abide by the provisions set forth in Section 3 in the Confidentiality Agreement.

8. Representations and Warranties.

(a) The Executive represents and warrants to the Company that the Executive’s performance of this Agreement and as an employee of the Company does not and will not breach any noncompetition agreement or any agreement to keep in confidence proprietary information acquired by the Executive in confidence or in trust prior to the Executive's employment by the Company. The Executive represents and warrants to the Company that the Executive has not entered into, and agrees not to enter into, any agreement that conflicts with or violates this Agreement.

(b) The Executive represents and warrants to the Company that the Executive has not brought and shall not bring with the Executive to the Company, or use in the performance of the Executive's responsibilities for the Company, any materials or documents of a former employer which are not generally available to the public or which did not belong to the Executive prior to the Executive’s employment with the Company, unless the Executive has obtained written authorization from the former employer or other owner for their possession and use and provided the Company with a copy thereof.

9. Notices. All notices, requests, consents, approvals, and other communications to, upon, and between the parties shall be in writing and shall be deemed to have been given, delivered, made, and received when: (a) personally delivered; (b) deposited for next day delivery by Federal Express, or other similar overnight courier services; (c) transmitted via telefacsimile or other similar device to the attention of the Company’s Chief Financial Officer with receipt acknowledged; or (d) three (3) days after being sent or mailed by certified mail, postage prepaid and return receipt requested, addressed as follows:

If to the Company:

Tenax Therapeutics, Inc.
Attn: Chief Financial Officer One Copley Parkway
Suite 490
Morrisville, NC 27560

If to the Executive:

Anthony A. DiTonno
1673 sugarloaf drive San Mateo CA 94403

10. Indemnification, Liability Insurance. The Company shall indemnify and hold the Executive harmless to the fullest extent permitted by the laws of the Company’s state of incorporation in effect at the time against and in respect of any and all actions, suits, proceedings, claims, demands, judgments, costs, expenses (including advancement of reasonable attorney’s fees), losses, and damages resulting from the Executive’s performance of the Executive’s duties and obligations with the Company. The Executive will be entitled to be covered, both during and, while potential liability exists, by the insurance policies that the Company maintains generally for the benefit of officers and directors of the Company against all costs, charges and expenses incurred in connection with any action, suit or proceeding to which the Executive may be made a party by reason of being an officer or director of the Company in the same amount and to the same extent as the Company covers its other officers and directors. These obligations shall survive the termination of the Executive’s employment with the Company.

11. Effect/Assignment. This Agreement shall be binding on and inure to the respective benefit of the Company and its successors and assigns and the Executive and his personal representatives. The Company shall require any successor (whether direct or indirect, by purchase, merger, consolidation, reorganization or otherwise) to all or substantially all of the business or assets of the Company, within fifteen (15) days of such succession, expressly to assume and agree to perform this Agreement in the same manner and to the same extent as the Company would be required to perform if no such succession had taken place. The Executive may not assign this Agreement or delegate his obligations hereunder. As used in this Agreement, “Company” shall mean the Company and any such successor which assumes and agrees to perform the duties and obligations of the Company under this Agreement by operation of law or otherwise.

12. Entire Agreement. Except as expressly provided in this Agreement and except for the Confidentiality Agreement, this Agreement: (i) supersedes all other understandings and agreements, oral or written, between the parties with respect to the subject matter of this Agreement; and (ii) constitutes the sole agreement between the parties with respect to this subject matter. Each party acknowledges that: (A) no representations, inducements, promises or agreements, oral or written, have been made by any party or by anyone acting on behalf of any party, which are not embodied in this Agreement; and (B) no agreement, statement or promise not contained in this Agreement shall be valid. No change or modification of this Agreement shall be valid or binding upon the parties unless such change or modification is in writing and is signed by the parties.

13. Severability. If a court of competent jurisdiction holds that any provision or sub-part thereof contained in this Agreement is invalid, illegal or unenforceable, that invalidity, illegality or unenforceability shall not affect any other provision in this Agreement.

14. Amendment and Waiver. No provision of this Agreement, including the provisions of this Section, may be amended, modified, deleted, or waived in any manner except by a written agreement executed by the parties. Further, the Company’s or the Executive’s waiver of any breach of a provision of this Agreement shall not waive any subsequent breach by the other party.

15. Governing Law. This Agreement and the employment relationship created by it shall be governed by North Carolina law without giving effect to North Carolina choice of law provisions.

16. Consent to Jurisdiction and Venue. Each of the parties agrees that any suit, action, or proceeding arising out of this Agreement may be instituted against it in the Superior Court of Wake County, North Carolina or in the United States District Court for the Eastern District of North Carolina (assuming that such court has subject matter jurisdiction over such suit, action or proceeding). Each of the parties hereby waives any objection that it may have to the venue of any such suit, action, or proceeding, and each of the parties hereby irrevocably consents to the personal jurisdiction of any such court in any such suit, action, or proceeding.

17. Counterparts. This Agreement may be executed in more than one counterpart, each of which shall be deemed an original, and all of which shall be deemed a single agreement.

18. Headings. The headings herein are for convenience only and shall not affect the interpretation of this Agreement.

19. Taxes.

(a) Section 409A of the Internal Revenue Code.

(i) Parties’ Intent. The parties intend that the provisions of this Agreement comply with Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), and the regulations thereunder (collectively, “Section 409A”), or an exemption, and all provisions of this Agreement shall be construed in a manner consistent with the requirements for avoiding taxes or penalties under Section 409A. If any provision of this Agreement (or of any award of compensation, including equity compensation or benefits) would cause the Executive to incur any additional tax or interest under Section 409A, the Company shall, upon the specific request of the Executive, use its reasonable business efforts to in good faith reform such provision to comply with Code Section 409A; provided, that to the maximum extent practicable, the original intent and economic benefit to the Executive and the Company of the applicable provision shall be maintained. The Company shall timely use its reasonable business efforts to amend any plan or program in which the Executive participates to bring it in compliance with Section 409A.

(ii) Separation from Service. A termination of employment shall not be deemed to have occurred for purposes of any provision of this Agreement relating to the payment of any amounts or benefits upon or following a termination of employment unless such termination also constitutes a “Separation from Service” within the meaning of Section 409A and, for purposes of any such provision of this Agreement, references to a “termination,” “termination of employment,” “separation from service” or like terms shall mean Separation from Service.

(iii) Separate Payments. Each installment payment required under this Agreement shall be considered a separate payment for purposes of Section 409A.

(iv) Delayed Distribution to Specified Employees. If the Company determines in accordance with Sections 409A and 416(i) of the Code and the regulations promulgated thereunder, in the Company’s sole discretion, that the Executive is a specified employee of the Company, determined in accordance with Section 409A, any payments and/or benefits provided under this Agreement that constitute ”nonqualified deferred compensation” subject to Section 409A that are provided to Executive on account of his Separation from Service shall not be provided until the day after the six-month anniversary of Executive’s termination date (“Specified Employee Payment Date”). The aggregate amount of any payments that would otherwise have been made to Executive during such six-month period shall be paid in a lump sum to Executive on the Specified Employee Payment Date without interest and, thereafter, any remaining reimbursements shall be paid without delay in accordance with their original schedule.

(b) Withholdings. The Company shall withhold any amounts required from any payment due the Executive hereunder in accordance with state and federal tax law requirements.

[Signatures on following page]

IN WITNESS WHEREOF, the parties have executed this Employment Agreement as of the day and year first above written.

Tenax Therapeutics, Inc.
By: /s/Michael Jebsen Name: Michael Jebsen Title: President/CFO
Anthony A. DiTonno
/s/ Tony DiTonno

[Signature Page to Executive Employment Agreement]

Exhibit A

[Nonstatutory] Stock Option Agreement

TENAX THERAPEUTICS INC.
2016 STOCK INCENTIVE PLAN

AWARD AGREEMENT
(Awarding Nonqualified Stock Option to Employees and Contractors)

THIS AWARD AGREEMENT (this “Agreement”) is made by and between Tenax Therapeutics, Inc., a Delaware corporation (the “Company”), and [Insert Name of Grantee] (the “Optionee”) pursuant to the provisions of the Tenax Therapeutics, Inc. 2016 Stock Incentive Plan (the “Plan”), which is incorporated herein by reference. Capitalized terms not defined in this Agreement shall have the meanings given to them in the Plan.

WITNESSETH:

WHEREAS, the Optionee is providing, or has agreed to provide, services to the Company, or Affiliate or a Subsidiary of the Company, as an Employee or Third Party Service Provider; and

WHEREAS, the Company considers it desirable and in its best interests that the Optionee be given a personal stake in the Company’s growth, development and financial success through the grant of an option to purchase shares of the $0.0001 par value common stock of the Company (the “Shares”).

NOW, THEREFORE, in consideration of the premises and the mutual agreements set forth herein, the parties agree as follows:

1. Grant of Option. Effective as of [Insert Grant Date] (the “Date of Grant”), the Company hereby grants to the Optionee, an option (the “Option”) to purchase [Insert Number of Shares] Shares at the Option Price per Share of [Insert Option Price] (the “Option Price”), subject to the terms and conditions of the Plan and this Agreement. The future value of such Shares is unknown and cannot be predicted with certainty. If such Shares do not increase in value, the Option will have no value.

2. Term of Option. Subject to earlier termination under Section 4 hereof, the term of the Option shall be ten (10) years (the “Term”).

3. Vesting Schedule. The Option shall vest and become exercisable as to [Insert Vesting Schedule].

In no event will any portion of the Option that is not vested and exercisable at the time of the termination of the Optionee’s service relationship become vested and exercisable following such termination. Further, notwithstanding any provision of the Plan or this Agreement to the contrary, in no event will any portion of the Option that is not vested and exercisable immediately prior to the time of a Sale of the Company become vested and exercisable because of such event.

4. Termination of Option. Except as otherwise provided herein, the Option shall terminate on the earliest to occur of the following:

(a)
The expiration of the Term of the Option.

(b)
The 91st day after termination of the Optionee’s service relationship for any reason other than one specified in (c) or (d) below.

(c)
The 366th day after termination of the Optionee’s service relationship as a result of the Optionee’s death, or a disability, retirement or redundancy that is approved by the Committee for this purpose.

(d)
Termination of the Optionee’s employment relationship by the Company for Cause, or of the Optionee’s service relationship by the Company for reasons that would constitute Cause if the Optionee were an employee.

5. Exercise of Option. The vested portion of the Option may be exercised in whole or in part by delivery of an exercise notice in the form attached as Exhibit A (the “Exercise Notice”) which shall state the election to exercise the Option and set forth the number of Shares with respect to which the Option is being exercised. The Exercise Notice shall be accompanied by payment of an amount equal to the aggregate Option Price as to all exercised Shares. Payment of such amount shall be by any of the following methods, or combination thereof, at the election of the Optionee: (a) in cash or its equivalent; (b) by tendering (either by actual delivery or attestation) previously acquired Shares having an aggregate Fair Market Value at the time of exercise equal to the Option Price; (c) by a cashless (broker-assisted) exercise; or (d) any other method approved or accepted by the Committee in its sole discretion. The Option shall be deemed to be exercised upon receipt by the Company of such fully executed Exercise Notice accompanied by the aggregate Option Price.

In connection with such exercise, the Company shall have the right to require that the Optionee make such provision, or furnish the Company such authorization, as may be necessary or desirable so that the Company may satisfy any obligation it has under applicable income tax laws to withhold for income or other taxes due upon or incident to such exercise. The Committee may, in its discretion, permit such withholding obligation to be satisfied through the withholding of Shares that would otherwise be delivered upon exercise of the Option.

6. Non-Transferability of Option. This Option may not be transferred in any manner otherwise than by will or the laws of descent and distribution and, during the Optionee’s lifetime, may only be exercised by the Optionee.

7. Restrictions on Shares. This Agreement shall be subject to all applicable laws, rules, and regulations, and to such approvals by any governmental agencies or stock exchange as may be required. The Optionee agrees to take all steps the Committee determines are necessary to comply with all applicable provisions of federal and state securities law in exercising his or her rights under this Agreement. The Committee may impose such restrictions on any Shares acquired pursuant to the exercise of this Option as it deems advisable, including, without limitation, minimum holding period requirements, restrictions under applicable federal securities laws, under the requirements of any stock exchange or market upon which such Shares are then listed and/or traded, or under any blue sky or state securities laws as may be applicable to such Shares.

8. Forfeiture. Where an Optionee engages in certain competitive activity or is terminated by the Company for Cause, his or her Option and Shares are subject to forfeiture conditions under Section 11.3 of the Plan. Upon the occurrence of any of the events set forth in Section 11.3 of the Plan, in addition to the remedies provided in Section 11.3, the Company shall be entitled to issue a stop transfer order and other documents implementing the forfeiture to its transfer agent, the depository or any of its nominees, and any other person with respect to this Option and the Shares.

9. Successors and Assigns. The Company may assign any of its rights under this Agreement to single or multiple assignees, and this Agreement shall inure to the benefit of the successors and assigns of the Company. Subject to the restrictions on transfer herein set forth, the terms and conditions of the Plan and this Agreement shall be binding upon the Optionee and his or her heirs, executors, administrators, successors and assigns.

10. Interpretation. Any dispute regarding the interpretation of this Agreement shall be submitted by the Optionee or by the Company forthwith to the Committee, which shall review such dispute at its next regular meeting. The resolution of such a dispute by the Committee shall be final and binding on all parties.

11. Tax Consequences. The exercise of this Option and the subsequent disposition of the Shares may cause the Optionee to be subject to federal, state and/or foreign taxation. The Optionee should consult a tax advisor before exercising this Option or disposing of the Shares purchased hereunder.

12. Acknowledgement. The Optionee acknowledges and agrees: (i) that the Plan is discretionary in nature and may be suspended or terminated by the Company at any time; (ii) that the grant of the Option does not create any contractual or other right to receive future grants of options or any right to continue an employment or other relationship with the Company (for the vesting period or otherwise); (iii) that the Optionee remains subject to discharge from such relationship to the same extent as if the Option had not been granted; (iv) that all determinations with respect to any such future grants, including, but not limited to, when and on what terms they shall be made, will be at the sole discretion of the Committee; (v) that participation in the Plan is voluntary; (vi) that the value of the Option is an extraordinary item of compensation that is outside the scope of the Optionee’s employment contract if any; and (vii) that the Option is not part of normal or expected compensation for purposes of calculating any severance, resignation, redundancy, end of service payments, bonuses, long-service awards, pension or retirement benefits or similar benefits.

13. Employee Data Privacy. As a condition of the grant of this Option, the Optionee consents to the collection, use and transfer of personal data as described in this paragraph. The Optionee understands that the Company and its Affiliates hold certain personal information about the Optionee, including but not limited to the Optionee’s name, home address and telephone number, date of birth, social security number, salary, nationality, job title, shares of common stock or directorships held in the Company, details of all Options or other entitlement to shares of common stock awarded, cancelled, exercised, vested, unvested or outstanding in the Optionee’s favor for the purpose of managing and administering the Plan (“Data”). The Optionee further understands that the Company and/or its Affiliates will transfer Data amongst themselves as necessary for the purposes of implementation, administration and management of the Optionee’s participation in the Plan, and that the Company and/or any of its Affiliates may each further transfer Data to any third parties assisting the Company in the implementation, administration and management of the Plans. The Optionee understands that these recipients may be located in the Optionee’s country of residence or elsewhere. The Optionee authorizes them to receive, possess, use, retain and transfer Data in electronic or other form, for the purposes of implementing, administering and managing the Optionee’s participation in the Plan, including any requisite transfer of such Data as may be required for the administration of the Plan and/or the subsequent holding shares of common stock on the Optionee’s behalf to a broker or other third party with whom the shares acquired on exercise may be deposited. The Optionee understands that the Optionee may, at any time, view the Data, require any necessary amendments to it or withdraw the consent herein in writing by contacting the local human resources representative.

14. Confidentiality. The Optionee agrees not to disclose the terms of this offer to anyone other than the members of the Optionee’s immediately family or the Optionee’s counsel or financial advisors and agrees to advise such persons of the confidential nature of this offer.

15. Entire Agreement; Governing Law. The Plan is incorporated herein by reference. The Plan and this Agreement constitute the entire agreement of the parties with respect to the subject matter hereof and supersede in their entirety all prior undertakings and agreements of the Company and the Optionee with respect to the subject matter hereof, and may not be modified adversely to the Optionee’s interest except by means of a writing signed by the Company and Optionee. This Agreement is governed by the internal substantive laws but not the choice of law rules of Delaware.

OPTIONEE	TENAX THERAPEUTICS, INC.

By:
Signature	Name:
Title:

Exhibit A

FORM OF
EXERCISE NOTICE FOR 2016 STOCK INCENTIVE PLAN

Tenax Therapeutics, Inc.
One Copley Parkway, Suite 490
Morrisville, North Carolina 27560
Attention: Stock Plan Administrator

1. Exercise of Option. Effective as of today,                     , 20    , the undersigned (the “Optionee”) hereby elects to exercise the Optionee’s option (the “Option”) to purchase              shares of the Common Stock (the “Shares”) of Tenax Therapeutics, Inc. (the “Company”) under and pursuant to the Tenax Therapeutics, Inc. 2016 Stock Incentive Plan (the “Plan”) and the Award Agreement with a grant date of                 , 20     (the “Award”). The Grant Number of the Option is             , and the per share exercise price is $        .

2. Delivery of Payment. The Optionee herewith delivers to the Company the aggregate exercise price of the Option, as set forth in the Award, by means of (check one):

☐	a check in U.S. dollars made payable to Tenax Therapeutics, Inc. or bank transfer;

or

☐
(i) a share certificate (or certificates) representing previously acquired shares and (ii) a check in U.S. Dollars made payable to Tenax Therapeutics, Inc. or bank transfer that, in combination, have an aggregate value (the Fair Market Value of the shares delivered plus the check or bank transfer amount) equal to the aggregate exercise price of the Option.

3. Representations of Optionee. The Optionee acknowledges that the Optionee has received, read and understood the Plan and the Award and agrees to abide by and be bound by their terms and conditions. In making the decision to exercise the option(s) the Optionee has relied upon his or her own independent investigations or those made by his or her representatives, if any (including professional, financial, tax, legal and other advisors). The Optionee (and his or her representatives, if any) has had an opportunity to review information with respect to the Company, desires no further additional information concerning the Company or its operations, and deems such information reviewed adequate to evaluate the merits and risks of the Optionee’s investment in the Company.

The Optionee acknowledges that the Company is relying upon each of the above representations in connection with the exercise of the option and the issuance of the underlying Shares.

4. Rights as Shareholder. Until the issuance of the Shares (as evidenced by the appropriate entry on the books of the Company or of a duly authorized transfer agent of the Company), no right to vote or receive dividends or any other rights as a shareholder shall exist with respect to the Shares, notwithstanding the exercise of the Option. The Shares shall be issued to the Optionee as soon as practicable after the Option is exercised. No adjustment shall be made for a dividend or other right for which the record date is prior to the date of issuance except as provided in the Plan.

5. Tax Consultation and Withholding. The Optionee understands that the Optionee may suffer adverse tax consequences as a result of the Optionee’s purchase or disposition of the Shares. The Optionee represents that the Optionee has consulted with any tax consultants the Optionee deems advisable in connection with the purchase or disposition of the Shares and that the Optionee is not relying on the Company for any tax advice. The Optionee further understands that the Optionee’s purchase of the Shares may give rise to an obligation on the part of the Company to withhold for income or other taxes due and agrees to make a payment to the Company in the amount necessary to allow the Company to satisfy any withholding obligations.

6. Restrictive Legends. The Optionee understands and agrees that the Company shall cause the legends set forth below or legends substantially equivalent thereto, to be placed upon any certificate(s) evidencing ownership of the Shares together with any other legends that may be required by the Company or by state or federal securities laws:

THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO THE TENAX THERAPEUTICS, INC. 2016 STOCK INCENTIVE PLAN, AS SUCH PLAN MAY BE ALTERED, AMENDED, RESTATED OR MODIFIED FROM TIME TO TIME, AND ANY TRANSFEREE OF THESE SECURITIES SHALL BE SUBJECT TO THE TERMS OF SUCH PLAN. COPIES OF THE FOREGOING PLAN ARE MAINTAINED WITH THE CORPORATE RECORDS OF THE ISSUER AND ARE AVAILABLE FOR INSPECTION AT THE PRINCIPAL OFFICES OF THE ISSUER.

THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE ALSO SUBJECT TO AN AWARD AGREEMENT BETWEEN THE ISSUER AND THE HOLDER, AS SUCH AGREEMENT MAY BE AMENDED, RESTATED OR MODIFIED FROM TIME TO TIME, AND ANY TRANSFEREE OF THESE SECURITIES SHALL BE SUBJECT TO THE TERMS OF SUCH AGREEMENT. COPIES OF THE FOREGOING AGREEMENT ARE MAINTAINED WITH THE CORPORATE RECORDS OF THE ISSUER AND ARE AVAILABLE FOR INSPECTION AT THE PRINCIPAL OFFICES OF THE ISSUER.

7. Governing Law. This Agreement shall be governed by the internal substantive laws but not the choice of law rules of Delaware.

8. Entire Agreement. The Plan and Award are incorporated herein by reference. This Agreement, the Plan, and the Award constitute the entire agreement of the parties with respect to the subject matter hereof and supersede in their entirety all prior undertakings and agreements of the Company and the Optionee with respect to the subject matter hereof, and may not be modified adversely to the Optionee’s interest except by means of a writing signed by the Company and the Optionee.

Submitted by:	Accepted by:

OPTIONEE	TENAX THERAPEUTICS, INC.

By:
Signature	Name:
Name:	Title:
Date: